Exhibit 99.1

T2 Biosystems Announces Preliminary Second Quarter 2022 Financial Results

Implemented expense reductions including headcount during the second quarter

LEXINGTON, Mass., July 6, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced preliminary unaudited financial results for the quarter ended June 30, 2022.

Recent Highlights

•	Preliminary unaudited second quarter 2022 total revenue is expected to be $5.8 to $6.1 million, including product revenue of $2.5 to $2.7 million and research revenue of $3.3 to $3.4 million.

•	Executed contracts for 12 T2Dx® Instruments during the second quarter of 2022, consisting of 6 in the U.S. and 6 outside the U.S.

•	Implemented expense reductions on June 1, 2022, reducing the workforce by eliminating 34 existing and 20 planned positions, and decreasing operating expenses by approximately 20%.

•	Raised $4.6 million of net proceeds from the sale of 25.9 million shares through the ATM facility during the second quarter of 2022.

•	Cash and cash equivalent as of June 30, 2022 are expected to be approximately $14.3 million.

•	Amended Company bylaws to lower the quorum requirement at stockholder meetings from a majority to one-third in voting power of the common stock outstanding.

“We continued to make progress across our three corporate priorities during the second quarter of 2022, which included the execution of 12 T2Dx instrument contracts, an approximate 13% increase in sales of our sepsis test panels compared to the first quarter, the implementation of a significant cost-of-goods reduction initiative for our sepsis test panels, continued progress on the U.S. clinical trials for the T2Resistance Panel and the T2Biothreat Panel, and the continued development of our next-generation sepsis products,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “We also took proactive steps during the second quarter to reduce our operating expenses.”

The Company’s second quarter 2022 financial results are preliminary, subject to completion of internal procedures and review by our auditors. Complete second quarter 2022 financial results will be announced in early August.

2022 Financial Outlook

The Company continues to expect full year 2022 total revenue of $28.0 to $31.0 million, including product revenue of $16.0 to $17.0 million and research contribution revenue of $12.0 to $14.0 million. The Company continues to expect to close 60 to 70 T2Dx Instrument contracts in 2022 and COVID-19 revenue to decrease from $9.5 to $3.5 million.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Bacteria® Panel, T2Candida® Panel, T2Resistance® Panel, and T2SARS-CoV-2™ Panel and are powered by the Company’s proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Cauris™ Panel, T2Lyme™ Panel, T2Biothreat Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, cost improvement measures, timing of completion of clinical trials, anticipated strategic priorities, status of product development pipeline, product demand, commitments or opportunities, and growth expectations or targets, , as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406